1940 Act File No. 811-23017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☐ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☑ AMENDMENT NO. 6

BlueArc Multi-Strategy Fund

Principal Executive Offices

17605 Wright Street, Suite 2

Omaha, NE 68130

(402) 493-4603

Agent for Service

The Corporation Trust Company

Corporation Trust Center

1209 Orange St.

Wilmington, DE 19801

Copies of information to:

JoAnn Strasser, Esq. Thompson Hine LLP 41 South High Street, Suite 1700 Columbus, OH 43215 (614) 469-3200	Richard Malinowski, Esq. Gemini Fund Services, LLC 80 Arkay Drive Hauppauge, NY 11788 (631) 470-2619

EXPLANATORY NOTE

This amended Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Supplement dated October 12, 2017 to the

Confidential Private Placement Memorandum (“PPM”)

dated September 1, 2017

_____________________________________

The Board of Trustees of the BlueArc Multi-Strategy Fund (the “Fund”) has concluded that it is in the best interests of Fund shareholders that the Fund cease operations and has determined to close the Fund and redeem all outstanding shares. Effective immediately, the Fund will not accept any new investments and will no longer pursue its stated investment objective. The Fund will begin liquidating its portfolio and will invest in cash or cash equivalents (such as money market funds).

The Fund will pay out a tender with a September 30, 2017 NAV date for which the offer period has already closed. The Fund will redeem the remaining shares in the Fund pro rata on October 31, 2017 and seek to deregister the Fund and convert to a private corporation immediately after that date.

Payment for the liquidation of shares by the Fund will be made in the form of promissory notes (the “Notes,” and each, a “Note”).  Each investor will receive a promissory note entitling the investor to receive the value of the investor's shares to be determined as of the final wind down date of the Fund, which is expected to be on or before July 31, 2018.  The Notes provided to investors in payment for tendered shares will not be transferable.  The delivery of such Notes will generally be made promptly (within approximately three business days) after October 31, 2017.  Each Note will be held by Gemini on your behalf. Upon a written request by you to Gemini, Gemini will mail the Note to you at the address for you as maintained in the books and records of the Fund. The Note will entitle you to an initial payment in cash, which is expected to equal approximately 65% of the unaudited net asset value of the shares (the “Initial Payment”) as of the date of this supplement. The Initial Payment will be made within approximately 40 days after October 31, 2017.

On or about February 2018, a second payment in cash in respect of a promissory note (the “Second Payment”) will be paid, which is expected to equal approximately 30% of the unaudited net asset value of the shares as of the date of this supplement.

As soon as practicable following the receipt of audit holdbacks from the Fund's portfolio holdings, the Fund will make a final pro-rata payment to its shareholders in respect of a promissory note (the “Final Payment”) of all of the remaining assets of the Fund, after paying, or setting aside amounts sufficient to pay, the final liabilities of the Fund. This final pro-rata distribution is expected to be paid out no later than July 31, 2018.

Because a portion of the Fund's assets may be invested in illiquid securities that are not listed on national securities exchanges and for which no secondary market exists, the Fund may not be able to dispose of such securities promptly or at all, and may sell such securities at a substantial discount to their purchase price. The Fund also reserves the right to make distributions to shareholders in cash, in kind, or partially in cash or in kind. In the case of any payment in kind, the Board of Trustees, or its delegate, shall have absolute discretion as to what security or securities held by the Fund shall be distributed in kind and the amount of same, and the securities shall be valued for purposes of distribution at the figure at which they were appraised in computing the then current net asset value of the shares, provided that any shareholder who cannot legally acquire securities so distributed in kind by reason of the prohibitions of the Investment Company Act of 1940 shall receive payment in cash.

THE FUND ANTICIPATES THAT SHAREHOLDERS WILL HAVE THEIR SHARES LIQUIDATED AND AUTOMATICALLY REDEEMED NO LATER THAN OCTOBER 31, 2017. WHILE THERE IS NO ASSURANCE THAT THE PROCEEDS OF SUCH LIQUIDATION WILL BE ISSUED BY JULY 31, 2018, PROCEEDS WILL BE SENT TO THE ADDRESS OF RECORD. YOU DO NOT NEED TO TAKE ANY ACTION AT THIS TIME. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT YOUR FINANCIAL ADVISOR DIRECTLY OR THE FUND AT 1-844-798-3838.

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This Supplement and the PPM provide relevant information for all shareholders and should be retained for future reference. These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund’s registration statement on Form N-2, dated September 1, 2076, are incorporated herein by reference.

Supplement dated October 12, 2017 to the

Confidential Private Placement Memorandum ("PPM")

dated September 1, 2017
__________________________________________

Effective September 14, 2017, Northern Lights Distributors, LLC (“NLD”), will no longer serve as principal underwriter and distributor of the shares of the Fund. All references to NLD in the PPM are deleted.

______________

This Supplement and the PPM provide relevant information for all shareholders and should be retained for future reference. These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund’s registration statement on Form N-2, dated September 1, 2076, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 12th day of October 2017.

BlueArc Multi-Strategy Fund

By: /s/ JoAnn M. Strasser

JoAnn M. Strasser

Attorney-in-Fact*

*(Pursuant to Power of Attorney previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)